Exhibit 99.1

Annual Loan/MSN Review

KDM Mortgage Secured Note : KDM 2017-N001

KDM Loan: KDM 2017-L001

Cusip: 50067AAC6

Date	5/1/2019	Yearly Debt Service	$70,174.08
Loan Amount	$1,059,000	Loan Term	10yr/Step
Loan Balance as of April 30,2019	$1,029,675
Interest Rate	5.25%	Maturity Date	5/1/2027
Original Appraisal	$1,920,000	Current Appraisal Estimate	$1,920,000
Original LTV	55%	Current LTV	53.6%

Property Address
4771 78th Avenue, Pineallas Park, Florida 33708
14120 Palm Street, Madeira Beach, Florida 33708

	KDM Estimated NOI and DSCR			Review
	2019	2018	2017	The projected Rental income for 2019 is based on the April 2019 rent roll. The decrease in rental income is due to vacancies. Each property is experiecing 2 unit vacancies each, which calculates an overall Vacancy rate of 20.00%. Based on historical vacancy times, the landlord projects the vacant units will be occupied in the next 3-5 months. Although the DSCR has decreased, the loan is performing with no late or missed payments reported by the landlord, who is confident it will lease up quickly. A letter from the original appraiser confirms his last appraisal valuation for each of the two properties
Rent 1	$199,140.00	$235,680.00	$198,240.00
Other Income	$0.00	$0.00	$0.00
Less Vacancy Rate (5.00%) 2	$0.00	-$11,784.00	-$7,932.00
Effective Gross Income	$199,140.00	$223,896.00	$190,308.00
Total Expenses	-$100,932.58	-$92,168.80	-$94,080.00
NOI	$98,207.42	$131,727.20	$96,228.00
DSCR	1.40	1.88	1.37
1. 2019 Rental Income is an annualized projection of the April 2019 Rent Roll.
2. The 2019 Vacancy Rate is 20.00% therefore no additioal haircut is applied.

Disclaimer: This report has been prepared for investors. It is based on information drawn from sources believed to be reliable; however, KDM cannot warrant the comprehensiveness, reliability, or accuracy of this report. The information contained herein is subject to change without notice. Any use of information contained herein is undertaken at the investor’s own risk, and KDM shall not be liable to any user, person, or entity, for any losses resulting from the use of any content herein. Nothing in this report should be construed as advice or recommendation.